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EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WORLD AIRWAYS, INC.,

WORLD AIR HOLDINGS, INC.

AND

WORLD MERGER SUBSIDIARY,  INC.

Dated as of January 10, 2005

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 10, 2005, is made and entered into by and among World Airways, Inc., a Delaware corporation (the "Company"), World Air Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Holdings"), and World Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings ("Merger Sub").

W I T N E S S E T H:

        WHEREAS, as of the date hereof, the Company's authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $.001 per share (the "Company Common Stock"), of which 16,348,780 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $.001 per share, of which no shares are issued and outstanding;

        WHEREAS, as of the date hereof, Holdings' authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $.001 per share (the "Holdings Common Stock"), of which 10,000 shares are issued and outstanding and owned by the Company, and (ii) 5,000,000 shares of preferred stock, par value $.001 per share, of which no shares are issued and outstanding;

        WHEREAS, as of the date hereof, Merger Sub's authorized capital stock consists of 100,000 shares of common stock, par value $.001 per share (the "Merger Sub Common Stock"), of which 10,000 shares are issued and outstanding and owned by Holdings;

        WHEREAS, the Company desires to create a new holding company structure by merging Merger Sub with and into the Company with the Company continuing as the surviving corporation of such merger, with each outstanding share of Company Common Stock being converted in such merger into one share of Holdings Common Stock in accordance with the terms of this Agreement (the "Merger");

        WHEREAS, the designations, rights and preferences, and the qualifications, limitations and restrictions thereof, of the Holdings Common Stock are the same as those of the Company Common Stock;

        WHEREAS, the Amended and Restated Certificate of Incorporation of Holdings (the "Holdings Charter") and the Bylaws of Holdings (the "Holdings Bylaws") immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Restated Certificate of Incorporation of the Company, as amended (the "Company Charter"), and the Amended and Restated Bylaws of the Company (the "Company Bylaws"), respectively, as in effect immediately before the Effective Time (other than, in the case of the Holdings Charter, with respect to provisions that may be omitted in accordance with Section 251(g) of the General Corporation Law of the State of Delaware (the "DGCL"));

        WHEREAS, the directors of the Company immediately prior to the Merger will be the directors of Holdings as of the Effective Time;

        WHEREAS, Holdings and Merger Sub are newly formed corporations organized for the purpose of creating the holding company structure contemplated by this Agreement;

        WHEREAS, the Company, Holdings and Merger Sub intend for the Merger to be a tax-free reorganization under Section 351 and 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and for this Agreement to qualify as a plan of reorganization under Treasury Regulation Section 1.368-1;

        WHEREAS, the Merger is being effected pursuant to the provisions of Section 251(g) of the DGCL; and

        WHEREAS, the Board of Directors of each of the Company, Holdings and Merger Sub, has approved this Agreement and the Merger.

        NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdings and Merger Sub hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.1    The Merger.    Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.2 below). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall become a wholly-owned subsidiary of Holdings. The Merger shall be effected in accordance with, and pursuant to, the terms of Section 251(g) of the DGCL.

        Section 1.2    Effective Time.    The Merger shall become effective when a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as is specified in the Certificate of Merger (the time the Merger becomes effective is referred to in this Agreement as the "Effective Time"). The Certificate of Merger shall be so filed by the Company on the date of the Closing (as defined in Section 3.5 below) or such other time as the Company and Merger Sub shall mutually agree.

        Section 1.3    Effects of the Merger.    The Merger shall have the effects set forth in Section 259 of the DGCL.

        Section 1.4    Charter and Bylaws; Directors and Officers.

          (a)   From and after the Effective Time, the Company Charter, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation (the "Surviving Corporation Charter") until thereafter amended as provided therein or by the DGCL, except as follows:

              (i)  The text of Article IV of the Surviving Corporation Charter shall be amended to read in its entirety as follows:

              "The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 10,000 shares of Common Stock, par value $.001 per share. The holders of the Common Stock shall have the right to one vote for each share of Common Stock held, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law on all matters submitted to a vote at any meeting of stockholders. The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors."

             (ii)  A new Article XI shall be added to the Surviving Corporation Charter which shall read in its entirety as follows:

              "Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the Delaware General Corporation Law or this Amended and Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to and in accordance with Section 251(g) of the Delaware General Corporation Law, require, in addition, the approval of the stockholders of World Air Holdings, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the Delaware General Corporation Law or this Amended and Restated Certificate of Incorporation."

          (b)   From and after the Effective Time, the Company Bylaws, as in effect immediately prior to the Effective Time, shall constitute the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.

          (c)   The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          (d)   The officers of the Company immediately prior to at the Effective Time of the Merger shall be the officers of the Surviving Corporation at the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

        Section 2.1    Conversion of Company Stock.    As of the Effective Time, (a) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one duly issued, fully paid and nonassessable share of Holdings Common Stock, and (b) each share of Company Common Stock issued and held in treasury by the Company shall be converted into one issued share of Holdings Common Stock and shall be held in treasury by Holdings.

        Section 2.2    Warrants.    Each warrant to purchase shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (each a "Company Warrant") shall be converted into and thereafter represent one warrant to purchase the same number of shares of Holdings Common Stock (each a "Holdings Warrant"), on the same terms and conditions, and at the same exercise price per share, as those contained in the Company Warrant.

        Section 2.3    Conversion of Capital Stock of Merger Sub.    Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

        Section 2.4    Cancellation of Holdings Common Stock.    Each share of Holdings Common Stock issued and outstanding immediately prior to the Merger shall automatically be cancelled and retired and shall cease to exist and no consideration shall be paid therefor.

        Section 2.5    Company Stockholders.    From and after the Effective Time, holders of certificates that formerly represented shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 2.6 of this Agreement.

        Section 2.6    No Surrender of Certificates.    Until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding stock certificate that, immediately prior to the Effective Time, represented shares of Company Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the number of shares of Holdings Common Stock into which such shares of Company Common Stock were converted pursuant to the provisions of Section 2.1 of this Agreement.

ARTICLE III
ADDITIONAL COVENANTS AND AGREEMENTS

        Section 3.1    Indenture.    As of the Effective Time, the Company, Holdings and the Trustee (as defined below) shall execute and deliver a supplemental indenture with respect to the Indenture dated as of December 30, 2003 (the "Indenture"), by and between the Company and Wachovia Bank, National Association, as trustee (the "Trustee"), governing the Company's 8.0% Senior Subordinated Convertible Debentures due 2009 (the "Debentures"), pursuant to which Holdings shall become obligated under the Indenture and the Debentures. The Company shall remain obligated under the Indenture and the Debentures.

        Section 3.2    Assumption of Equity Incentive Plans.

          (a)   As of the Effective Time, Holdings shall assume and agree to perform all obligations of the Company pursuant to the Company's Amended and Restated 1995 Stock Incentive Plan and the Non-Employee Directors' Stock Option Plan (collectively, the "Equity Incentive Plans"). As of the Effective Time, each option to purchase shares of Company Common Stock which has been granted and is then outstanding and unexercised under any Equity Incentive Plan (each a "Company Option") shall be converted into an option to purchase the same number of shares of Holdings Common Stock at the same exercise price per share, for the same period and subject to the same terms and conditions applicable to the relevant Company Option (each a "Holdings Option" and collectively, the "Holdings Options").

          (b)   As of the Effective Time, a number of authorized but unissued or treasury shares of Holdings Common Stock equal to the number of shares of authorized but unissued or treasury shares of Company Common Stock reserved for issuance under the Equity Incentive Plans immediately prior to the Effective Time shall become reserved for issuance under the Equity Incentive Plans without any further action on the part of Holdings or the Board of Directors of Holdings.

        Section 3.3    Other Employee Benefit Plans.    As of the Effective Date, Holdings shall adopt and assume all of the rights and obligations of the Company as the primary sponsor and/or plan administrator of each of the employee pension and welfare plans currently maintained by the Company as the officers of Holdings and the Company may mutually determine is necessary or desirable and, in addition thereto or in lieu thereof, to the extent the officers of the Company and Holdings mutually determine is necessary or desirable, Holdings shall become an adopting affiliate of one or more such employee pension and welfare benefit plans for the benefit of its eligible directors, executive officers and/or employees and the Company shall consent to any and each such adoption.

        Section 3.4    Further Assurances.    If, at any time after the Effective Time, Holdings or the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company and Merger Sub, or (b) otherwise to carry out the purposes and intent of this Agreement, each party hereto and their respective officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of such party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of such party, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company and Merger Sub and otherwise to carry out the purposes and intent of this Agreement. In addition, the parties agree to take all steps necessary to ensure that all the conditions required to effect the Merger in accordance with, and pursuant to, the terms of Section 251(g) of the DGCL are satisfied.

ARTICLE IV
CONDITIONS TO THE MERGER

        Section 4.1    Conditions Precedent.    The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto of each of the following conditions:

          (a)   No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby; and

          (b)   The Company, as sole stockholder of Holdings, and Holdings, as sole stockholder of Merger Sub shall have approved this Agreement and the Merger.

ARTICLE V
TERMINATION AND AMENDMENT

        Section 5.1    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company, Holdings or Merger Sub if it is determined that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders or stockholders. In the event of such termination and abandonment, this Agreement shall become void, and neither the Company, Holdings or Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

        Section 5.2    Amendment.    This Agreement may be supplemented, amended or modified by the mutual consent of the Boards of Directors of each of the parties to this Agreement.

ARTICLE VI
MISCELLANEOUS PROVISIONS

        Section 6.1    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

        Section 6.2    Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 6.3    Counterparts.    This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

        Section 6.4    Entire Agreement.    This Agreement constitutes the entire agreement of the parties hereto and supersedes all other prior or contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

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        IN WITNESS WHEREOF, the Company, Holdings and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

THE COMPANY:
WORLD AIRWAYS, INC.
By:	/s/ RANDY J. MARTINEZ Randy J. Martinez Chief Executive Officer and President
HOLDINGS:
WORLD AIR HOLDINGS, INC.
By:	/s/ RANDY J. MARTINEZ Randy J. Martinez Chief Executive Officer and President
MERGER SUB:
WORLD MERGER SUBSIDIARY, INC.
By:	/s/ RANDY J. MARTINEZ Randy J. Martinez President

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  EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER BY AND AMONG WORLD AIRWAYS, INC., WORLD AIR HOLDINGS, INC. AND WORLD MERGER SUBSIDIARY, INC.
TABLE OF CONTENTS
ARTICLE VI MISCELLANEOUS PROVISIONS